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                                    EXHIBIT 5


                              ATLAS PEARLMAN, P.A.
                     350 East Las Olas Boulevard, Suite 1700
                         Fort Lauderdale, Florida 33301


                                                                    July 3, 2001

Visual Data Corporation
1291 S.W. 29th Avenue
Pompano Beach, FL 33069

         Re: Registration Statement on Form S-8; Visual Data Corporation (the "Company")

Gentlemen:

         This opinion is submitted pursuant to the applicable rules of the Securities and Exchange Commission with respect to the registration for public sale of up to 4,800,000 shares of common stock, $.0001 par value ("Common Stock") reserved for issuance upon the exercise of options granted or to be granted by the Company under its 1996 Stock Option Plan.

         In connection therewith, we have examined and relied upon original, certified, conformed, photostat or other copies of (a) the Articles of Incorporation, as amended, and Bylaws of the Company; (b) resolutions of the Board of Directors and shareholders of the Company authorizing the adoption of the 1996 Stock Option Plan and increasing the number of shares available for issuance pursuant to options to be granted thereunder; (c) the Registration Statement and the exhibits thereto; and (d) such other matters of law as we have deemed necessary for the expression of the opinion herein contained. In all such examinations, we have assumed the genuineness of all signatures on original documents, and the conformity to originals or certified documents of all copies submitted to us as conformed, photostat or other copies. In passing upon certain corporate records and documents of the Company, we have necessarily assumed the correctness and completeness of the statements made or included therein by the Company, and we express no opinion thereon. As to the various questions of fact material to this opinion, we have relied, to the extent we deemed reasonably appropriate, upon representations or certificates of officers or directors of the Company and upon documents, records and instruments furnished to us by the Company, without independently checking or verifying the accuracy of such documents, records and instruments.
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         Based upon and in reliance of the foregoing, we are of the opinion that the shares of Common Stock, when issued in accordance with the terms of the Company's 1996 Stock Option Plan and certain stock option agreements pursuant thereto, will be validly issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                                     Sincerely,


                                                     /s/ Atlas Pearlman, P.A.
                                                     ------------------------
                                                     ATLAS PEARLMAN, P.A.